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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Sify Limited (formerly known as Satyam Infoway Limited)

We consent to the incorporation by reference in the registration statement (Registration No. 333-101322) on Form S-8 and the registration statement (Registration No. 333-101915) on Form F-3 of Sify Limited, of our report dated April 17, 2003, with respect to the consolidated balance sheets of Sify Limited (formerly known as Satyam Infoway Limited) as of March 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the Form 20-F of Sify Limited dated July 1, 2003.



/s/ KPMG

Chennai, India
July 1, 2003